The American Funds Income Series
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$73,884
Class B	$5,895
Class C	$4,098
Class F	$3,660
Total	$87,537
Class 529-A	$1,788
Class 529-B	$472
Class 529-C	$908
Class 529-E	$145
Class 529-F	$126
Class R-1	$148
Class R-2	$3,593
Class R-3	$4,163
Class R-4	$1,856
Class R-5	$1,147
Total	$14,346

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5861
Class B	$0.4923
Class C	$0.4862
Class F	$0.5954
Class 529-A	$0.5792
Class 529-B	$0.4751
Class 529-C	$0.4758
Class 529-E	$0.5426
Class 529-F	$0.6086
Class R-1	$0.4799
Class R-2	$0.4917
Class R-3	$0.5442
Class R-4	$0.5945
Class R-5	$0.6305

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	131,673
Class B	11,805
Class C	9,367
Class F	7,428
Total	160,273
Class 529-A	3,332
Class 529-B	998
Class 529-C	2,049
Class 529-E	264
Class 529-F	243
Class R-1	357
Class R-2	7,690
Class R-3	6,571
Class R-4	5,584
Class R-5	5,129
Total	32,217

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.35
Class B	$13.35
Class C	$13.35
Class F	$13.35
Class 529-A	$13.35
Class 529-B	$13.35
Class 529-C	$13.35
Class 529-E	$13.35
Class 529-F	$13.35
Class R-1	$13.35
Class R-2	$13.35
Class R-3	$13.35
Class R-4	$13.35
Class R-5	$13.35